Exhibit 10.21

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Product Sales Agreement

THIS Product Sales Agreement (“Agreement”) is made and entered into as of March 16, 2011 (“Effective Date”), by and between A123 Systems, Inc., a Delaware corporation, with offices at 200 West Street, Waltham, MA 02451 USA (“A123”) and Smith Electric Vehicles US Corp, a Delaware corporation, with offices at 12200 N.W. Ambassador Drive, Suite 326, Kansas City, MO 64163 (the “Smith”). A123 and Smith individually and jointly may also be referred to as “Party” or “Parties.

A123 is engaged in the business of research, design, development, manufacturing, sale and supply of various high-power lithium-ion cells, battery packs and energy storage systems based on A123’s proprietary Nanophosphate™ technology; and

Smith is engaged in the business of Electric Vehicles; and

Smith desires A123 to supply and A123 is willing to supply CUSTOMER with the Products as defined below;

In consideration of the mutual covenants and promises herein contained, the A123 and the Smith each hereby agree as follows:

1  Definitions

1.1          “Agreement” means, collectively, the Order as accepted by the A123 and this Agreement.

1.2          “Order” means the purchase order for Products in a form signed by Smith referencing this Agreement and accepted by the A123 in writing or by the A123’s delivery of the ordered Products.

1.3          “Products” means the products that the A123 is to supply to Smith in accordance with this Agreement as set forth on Exhibit A, attached hereto.

1.4          “Specifications” means the applicable specifications for the Products as set forth in Exhibit B hereto or as provided by A123 in its quotation to Smith.

2  Quotation and Pricing

2.1          Product Supply and Purchase. During the term of this Agreement, A123 shall supply and Smith shall purchase the Products in accordance with Orders issued by Smith and accepted by A123 in writing or by A123’s delivery of the ordered Products. Any pre-printed terms and conditions on Smith’s Order shall not apply.

2.2          Forecasts. Smith shall provide A123 with an updated good faith forecast on a monthly basis for a minimum of twelve (12) months.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2.3          Pricing. The pricing for the Products (the “Price”) shall be set forth in Exhibit A attached hereto.

2.4          2.5          Taxes. All prices quoted are inclusive of all federal, state, municipal and other excise, sales, use, occupational or other taxes, tariffs, customs, duties and importing fees. Any certificate of exemption or similar document or proceeding required to exempt the sale of Products from sales or use tax liability shall be obtained by the Smith, at its expense.

3  Payment Terms

3.1          Method of Payment. The Price shall be paid in U.S. Dollars by wire transfer to such bank and account as A123 may from time to time designate in writing or by such other payment method as may be mutually agreed by the Parties.

3.2          Payment Terms. All payments shall be made net [***] from shipment. Whenever any payment hereunder shall be stated to be due on a day, which is not a day that banks are open for business in Boston, Massachusetts (a “Business Day”), such payment shall be made on the immediately succeeding Business Day. Payments hereunder shall be considered to be made as of the day on which they are received directly by A123 or its designated bank.

3.3          Late Payment. A123 shall be entitled to charge Smith interest on any amount not paid by the due date until full payment is made. Overdue payments shall be subject to finance charges computed at a periodic rate of 1.0% per month (12% per year). Amounts owed by Smith shall be paid without set-off for any amounts which Smith may claim are owed by A123 and regardless of any controversies which may exist. In the event of late payment by Smith, A123 reserves the right to cancel or suspend any outstanding contractual obligations and/or suspend deliveries until all pass-due payments have been made.

4  Delivery; Acceptance

4.1          Shipping; Delivery. All Products will be shipped FCA (defined in Incoterms 2000) Al23’s U.S. manufacturing location. Title to the Products passes from A123 to Smith upon shipment from A123’s facility (or, if applicable, the third party manufacturer’s facility) or, if earlier, upon delivery by A123 to Smith. A123 reserves the right to make shipments of all or part of the Products in an Order when such Products are available for shipment. Smith shall promptly notify A123 if the Products have not arrived within five working days of their anticipated receipt date.

4.2          Delays. A123 will use commercially reasonable means to avoid, and to give Smith sufficient notice of, any delay in delivery of the Products; however, failure to deliver she Products by a specified date will not be sufficient cause for cancellation if the delay is less than [***] of the total order or the delay is less that [***] nor will A123 be liable for any direct, indirect, consequential or economic loss or damage due to delay in delivery, whatever the cause, unless due to A123’s gross negligence or intentional misconduct. Unless otherwise mutually agreed in writing, if any unexcused shipment delay happens for which A123 is solely at fault and does not result from a Force Majeure event, then A123 shall be liable for any resulting express delivery costs. Where delivery of the Products is to be made by in separate shipments, delay in delivering certain Products shall not entitle Smith to refuse to accept the remaining Products.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

A123 reserves the right to make shipments when Products are available and shall invoice shipments are made.

4.3          Carriers.  Unless specific instructions to the contrary are supplied by Smith, A123 will select the carrier on behalf of the Smith and ship the Products to Smith’s address indicated on the applicable Order. A123 will not assume any liability in connection with the shipment nor constitute any carrier as its agent. Smith shall be responsible for making all claims with carriers, insurers, warehouses and others for non-delivery, loss, damage or delay. All claims for damages to the Products or shortages must be made within [***] of shipment.

5  Rescheduling, and Modifications

Any request for Order rescheduling or modification must be made in writing and such action must be approved in writing by an authorized agent of A123 (in this case, the responsible Program Manager for Smith or his designee).

6  Force Majeure

Neither party shall be liable to the other, or be deemed to be in breach of this agreement, by reason of any delay in performing, or failure to perform, any of its obligations under this agreement if the delay or failure was beyond that party’s reasonable control (including without limitation fire, flood, explosion, epidemic, riot, civil commotion, any strike, lockout or other industrial action, act of God, war, warlike hostilities or threat of war, terrorist activities, accidental or malicious damage and any prohibition or restriction by any government or other legal authority which affects this agreement and which is not in force on the date of this agreement) In the event of any such default or delay lasting greater than [***], the non-breaching Party shall have the right to cancel existing orders and seek alternative sources for the sale or purchase of the Product.

7  Suspension and Termination

A123 shall be entitled, without prejudice to its other rights under the Agreement, to suspend or terminate further performance of the Agreement if;

(a)  any sum payable under the Agreement is not paid by Smith within [***] of its due date and Smith has failed to remedy within [***] thereafter;

(b)  Smith fails to remedy a breach of its obligations under the Agreement (other than the obligation to make payment) after having been notified in writing by A123 to remedy or desist from such breach, within a period of [***] of such notice;

(c)  Smith ceases or threatens to cease trade, or if serious doubt arises as to the Smith’s solvency, or if a petition of bankruptcy of Smith is filed or if an administrator or receiver is appointed to any part of Smith’s business.

Notwithstanding any such termination, Smith shall pay A123 for any Products supplied and any costs incurred by A123 on behalf of Smith up to and including the date of termination.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Smith shall be entitled, without prejudice to its other rights under the Agreement, to suspend or terminate further performance of the Agreement if;

(a)           A123 fails to remedy a breach of its obligations under the Agreement after having been notified in writing by the Smith to remedy or desist from such breach, within a period of [***] of such notice;

(b)           A123 ceases to trade, or if a petition of bankruptcy of A123 is filed or if an administrator or receiver is appointed to any part of A123’s business.

Notwithstanding any such termination, A123 shall supply any Products to Smith for which payment has been made or reimburse Smith such amount.

8  Indemnification

Smith shall indemnify and hold harmless A123 in respect of any claim which may be made against A123 (a) arising in connection with any breach by Smith of any provision contained in the Agreement, including any breach of any representation or obligation hereunder; (b) arising from Smith’s use of the Products, including any claim arising from Smith’s use of the Products as a component in other products or arising from products made from or incorporating the Products; (c) arising out of a failure by Smith to observe the terms of the Agreement; or (d) arising out of the manufacture of Products in accordance with designs or specifications provided by Smith.

A123 shall indemnify and hold harmless Smith in respect of any claim which may be made against Smith arising in connection with any breach by A123 of any provision contained in the these terms and conditions, including any breach of any representation or obligation hereunder; (b) arising out of a failure by A123 to observe the terms of the Agreement; or (c) arising out of the manufacture of Products in accordance with designs or specifications provided by A123

9  Intellectual Property

All patent, copyright, trade mark, or other intellectual property rights in the Products and all related A123 background intellectual property and know-how are and shall remain vested in A123 and nothing in the Agreement shall be construed as granting to Smith a license, either express or implied, to such A123 intellectual property rights or any right of manufacture of the Products, either in whole or in part.

All patent, copyright, trade mark, or other intellectual property rights in Smith’s background intellectual property and know-how are and shall remain vested in Smith and nothing shall be construed as granting to A123 a license, either express or implied, to such Smith intellectual property rights.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

10  Confidential Information

10.1        Confidentiality

All Confidential Information provided by the Parties shall be governed by the Confidentiality agreement between Smith Electric Vehicles US, Corp. and A123 Systems Inc. dated January 20, 2011.

10.3        Press Releases. No Party shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any arrangement between the Parties, without the prior written consent of the other Party, except to the extent such publicity, news release or other public announcement is required by law. Neither Party shall use the name of the other for advertising or promotional claims without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

11  WARRANTY

11.1        Product Warranty

A123 warrants that the Products will function in accordance with the applicable Specifications and be free from defects in design, material and workmanship during the warranty period. Smith’s warranty shall commence [***] from Delivery of the Product and continue for forty-eight (48) months (“Warranty Period”). A123 agrees to extend the Warranty Period for an additional two (2) years (“extended Warranty Period”) based on the following

Year 5— A123 is only responsible for [***] of incident and material costs.

(material costs shall be defined as the cost to replace the Product)

Year 6 - A123 is only responsible for [***] of incident and material costs.

(material costs shall be defined as the cost to replace the Product)

A123 shall have no liability or obligation with respect to any breach or claimed breach of warranty under this Section 1! if such breach or claimed breach is caused by the (i) abuse or misuse of the Products, (ii) use of the Products in an application or environment other than as specified in applicable specifications, documentation or guidelines or (iii) the modification or alteration of the Products by any party other than A123 or its authorized representatives or (iv) failure of the battery to be used in accordance with the Performance and Environmental Boundary Conditions as set forth in Section D of Exhibit C attached hereto.

11.2        Remedies. If the Products do not comply with the Warranty granted in this Section 11 by the agreement of Smith and A123 working in collaboration, Smith will have the right to the following remedies as determined by the mutual agreement of Smith and A123 on a case-by-case basis, such agreement not to be unreasonably withheld or delayed;

(i) a credit in the amount of the current price of the non-compliant Products in effect at the time of receipt. These credits will be generated and provided to Smith within a period of no greater than [***] from A123’s receipt of the warranty claim notification; or

(ii) a replacement shipment by airfreight at A123’s sole expense within [***].

In the event of a Warranty Claim, Smith shall follow A123’s then-current Warranty Claim process, as outlined in Section A and B of Exhibit C attached hereto.

Additional remedies may be determined by the Parties and included within this subsection by mutual written agreement within a reasonable amount of time following a request.

11.3        Disclaimer of Implied Warranties.

OTHER THAN THE EXPRESS WARRANTY ABOVE, A123 MAKES NO OTHER WARRANTIES ABOUT THE PERFORMANCE OF THE PRODUCTS AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. WARRANTY AND SERVICE FOR ANY PRODUCT NOT MANUFACTURED BY A123, IF ANY, IS PROVIDED BY THE ORIGINAL MANUFACTURER, NOT BY A123.

12          LIMITATIONS OF LIABILITY

12.1       Disclaimer. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

12.2       Limitation. Except for A123’s or Smith’s misappropriation of each Party’s respective intellectual property or either Party’s (i) breach of Section 10 (Confidentiality) or (ii) willful misconduct or gross negligence in the performance of each Party’s obligations under this Agreement, each Party’s aggregate liability to the other Party, whether in contract, tort, or otherwise, for all claims, in the aggregate, arising out of or in connection with this Agreement, shall not exceed the amount of fees paid to A123 by Smith hereunder in the [***] prior to the applicable claims, less any amounts paid for any other claims in such [***] period.

13          General

13.1        Modifications. Smith shall not, and shall not provide the Products to a third party in order to, (i) modify the Products, unless otherwise mutually agreed in writing; (ii) disassemble, reverse engineer, or otherwise attempt to discover the chemical and/or structural makeup or the manufacturing process of any of the Products; nor (iii) remove any proprietary notices or labels on the Products.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

13.2        Relationship of the Parties. Nothing herein contained will be construed to imply a joint venture, partnership or principal-agent relationship between A123 and Smith.

13.3        Notices. All notices, reports, requests, acceptances and other communications required or permitted under this Agreement shall be in writing. Notices will be deemed given when actually received. All communications will be sent to the receiving Party’s address as first set forth above or to such other address as the receiving Party may have provided for purposes of receiving notices.

13.4        Export. Smith shall be responsible for compliance with all applicable export control laws and regulations in connection with its sale and distribution of the Products.

13.5        Binding Nature. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.6        Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the Parties. The Parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

13.7        Governing Law. This Agreement shall be construed and governed according to, and any arbitration hereunder shall apply, the laws of the State of New York, USA applicable to contracts made and to be fully performed therein, excluding its principles of conflicts of laws and excluding the United Nations Convention on Contracts for the International Sale of Goods, if applicable.

13.8        No Waiver. No waiver or failure to exercise any option, right, or privilege under the terms of this Agreement by either of the Parties hereto on any occasion or occasions shall be construed to be a waiver of the same on any other occasion or of any other option, right or privilege.

13.9        Headings and References. The headings and captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to Sections or Exhibits shall, unless otherwise provided, refer to Sections hereof or Exhibits attached hereto, all of which Exhibits are incorporated herein by this reference.

13.10      Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, except that either Party may assign this Agreement to a successor in connection with a merger, consolidation or sale of all or substantially all of such Party’s business related to this Agreement, provided that such successor agrees in writing to assume and be bound by all the provisions of this Agreement.

13.11      Dispute Resolution. Parties shall use good faith efforts to resolve any disputes through discussions between executive officers of each Party. Any dispute, controversy or claim

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

arising out of either parties performance, or the breach, termination or invalidity thereof, which is not settled by discussions between executive officers of each Party within thirty (30) days of the initial contact of those executive officers in connection with such dispute shall be finally settled by binding arbitration conducted in New York City, New York.

13.12      Equitable Relief. Except as otherwise expressly provided herein, no remedy granted to either Party herein shall be exclusive of any other remedy, and each remedy shall be cumulative with every other remedy herein or now or hereafter existing at law, in equity, by statute or otherwise. Notwithstanding Section 13.12 above, all claims or causes seeking injunctive or other equitable relief may be heard in any court of competent jurisdiction and the Parties hereby irrevocably consent to the jurisdiction of such courts.

13.13      Entire Agreement. This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement between the Parties with respect to the subject matter hereof.  No modification or change may be made in this Agreement except by written instrument duly signed by a duly authorized representative of each Party.

IN WITNESS WHEREOF, this Agreement is hereby executed by authorized representatives of the Parties as of the Effective Date.

A123 SYSTEMS, INC.		Smith Electric Vehicles US Corp.

By:	/s/ Jason M. Forcier	By:	/s/ Bryan Hansel

Print:	Jason M. Forcier	Print:	Bryan Hansel

Title:	VP, ASG	Title:	CEO

Date:	28 April 11	Date:	4-28-11

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Exhibit A

PRICING

Launch Volume Commitment

Smith agrees to purchase [***], 5KWH modules, commencing shipment June 2011 through August at a price of [***] These units will be in addition to the quantities detailed below.

Pricing

5KWH Module		Intended supply
Volume	Price	Timeframe

[***]	[***]	Q3/Q4 2011 Q1 2012 Q2 - Q4 2012 2013

Pricing is FCA Livonia Michigan, currency is USD. The initial production unit supply price will be [***] once [***] modules have been provided pricing will than be [***] [***] as detailed, this process will repeat itself for each of the volume ranges identified.

Cell Pricing			[***]
Price	$	[***]	$	[***]	$	[***]

Cell pricing is provided should Smith wish to pursue a cell rather than module purchase, pricing assumes the same scale of volumes as the module pricing provided. Warranty terms would have to be amended to reflect a cell purchase agreement should Smith elect to pursue this path.

Volume

It is recognized that during the initial production ramp up that supply by A123 will be volume constrained by its contracted commitments to its customer base. As such A123 will commit to the following minimum volumes of supply:

5KWH Module	Intended supply
Min. available volume	Timeframe

[***]	Q3/Q4 2011 Ql 2012

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

A123, on commercially reasonable efforts basis, will attempt to increase this volume as A123’s production capacity will allow, to support Smith’s volume demands beyond this capacity. A123 and Smith will meet at the start of each quarter to review the forecasted supply availability of modules and subsequent demand from Smith, establishing a rolling twelve month forecast that will be used for volume planning purposes.

The minimum lead time for the supply of modules will be [***] requiring Smith to place a firm and binding purchase order commitment with A123 [***] in advance of supply. This will be a rolling [***] commitment where Smith will provide a purchase order each week committing it to purchase the subsequent [***] of modules supplied. Following the first [***] of production supply, on the premise that a steady state of supply has been established, A123 will review the required minimum lead-time order commitment with Smith, with the intent of reducing this timeframe to a [***] firm rolling purchase order commitment.

Strategic Partner Status

A123 and Smith agree to enter a strategic partner relationship where Smith will provide A123 with a first right or refusal for the supply of lithium battery modules and or cells onto Smith vehicles up to the annual volume capacities identified in the pricing volume chart above. Through the twelve month forecast planning process, described above, A123 will commit to a minimum supply of modules and or cells to Smith. Should Smith wish to procure more capacity than A123 can commit to during this period or if the volume requirements for that period exceed the A123 annual volume capacity threshold identified in the pricing volume chart, then Smith can procure the additional volumes of lithium modules or cells from a vendor of its choosing. This strategic partner status will remain in effect through [***] where thereafter A123 and Smith can determine to extend, revise or terminate this Strategic Partner agreement.

Engineering Expenses

A123Systems will provide Smith with technical details and guidance to support the integration of A123Systems modules into Smith’s pack and systems.

At Smiths sole discretion, A123 would provide Smith with dedicated A123 engineering support to assist with Smith’s technical integration with the objective of providing proactive rather than reactive resolution to technical issues. The price for the equivalent of one (1) full time engineer to support the program is [***] per quarter, plus expenses, with a minimum engagement time of [***]. Smith must provide A123 with at least [***] days prior written notice of Smith’s intent to cancel any engineer.

[***] Model

A123 agrees to discuss with Smith and Smith’s targeted customers the possibility of battery [***] option.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Exhibit B

SPECIFICATIONS

[***] Prismatic Cell configured module, with a targeted 5kwh capacity (determined under specific discharge, temperature and SOC criteria)

Exhibit C

A.            Warranty incident process and cost

[***]

1.              Following written notification of a field failure from Smith, A123 will ship a replacement module to the required incident location.

2.              Smith’s technician team shall conduct an initial diagnosis and if it is suspected that the module is at fault the module will be shipped to A123 for root cause analysis or A123 can perform a field diagnosis at Smith expense.

3.              Smith shall provide supporting diagnostic data, as described in Section B with the module and A123

***Confidential treatment requested pursuant to a request for confidential treatment field with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

shall conduct a root cause analysis.

a.     If the root cause analysis determines that the A123 module does not meet its required performance criteria, a report will be issued to Smith and A123 shall be responsible for the costs associated with the root cause analysis, repair and shipping

b.     If the root cause analysis determines that the A123 module meets its required performance criteria, a report will be issued to Smith and Smith shall be responsible for the costs associated with the root cause analysis, repair and shipping.

4.     It is the intent of both parties that the warranty process costs will be optimized for efficiency and Smith’s customers levels of service expectation, as such a bi annual review of the service cost build up and service level expectation will be reviewed jointly and any changes mutually agreed.

5.     Warrant claim costs

• Shipping module to A123	[***]
• Shipping module to Smith	[***]
• Root cause analysis	[***]
• Field diagnosis and repair	As Described Below

Field Diagnosis and Repair

a)     Service cost will initially be at a rate of [***] per incident. This rate will be effective for the initial [***] from start of production. (From the shipment date of the first Smith Vehicles shipped with A123 modules)

b)    During this initial production phase Smith will implement a new, reduced cost, regional based, service program, with, should it to choose the assistance of A123. At the start of the [***] of production Smith and A123 will meet to review the new actual incident cost rate at this time and the [***] will be reset to reflect the new figure which will not exceed a cost of [***] per incident.

c)     It is the intent for both parties to continue to work collaboratively to reduce the per incident rate service cost, accordingly at the start of the [***] of production Smith and A123 will meet and review the actual incident rate cost and the new rate will be set accordingly at the figure not to exceed [***] per incident.

d)    It is the intent of both parties that the warrant cost per incident beyond the [***] of supply is [***] of less per incident and efforts will continue by both Smith and A123Systems toward this end.

B.    Required data to be provided by Smith to A123 with each warranty claim

Each returned unit is required to have the following supporting data accompanying the module return in order for the warranty analysis and root cause determination to be conducted. If a module is returned without its accompanying data, any such warranty claim will be null and void.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Warranty Data Logging

In addition to this data photographs of the module installed in pack and post removal prior to shipping are required to be provided with the returned module and data set above.

C.    Customized Smith Fleet warranty option

As a benefit of Smith’s telemetric monitoring of an A123 module smith will have access to specific usage patterns of its customers. Should a change in the pattern of use occur by [***] of Smith’s Fleet customers that voids the terms of the warranty above. Smith retains the right to reestablish a [***]                [***]              warranty term with A123 to offer to Smiths Fleet customers based on the A123 modeled impact of the requested change. For the avoidance of doubt until such a term has been agreed to in writing between the parties all warranty incidents will be governed by the existing established terms above.

D.    Performance and Environmental Boundary Conditions

The following technical parameters are required to be incorporated into the Smith battery design and operation of the A123 module in order for the warranty to remain valid. Smith battery designs that do not adhere to the following design parameters will result in the warranty being null and voided.

1.     Charging Rates: The following software controls logic table must be adhered to in operating an A123 module by Smith’s battery management system.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Current Limits - Discharge

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

Current Limits - Charge

2.               Mechanical Packaging

Mechanical interface and requirements

Physical description of battery module.

[***]

Mechanical constraint of battery module.

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

[***]

3.               Hi Pot Protection

Electrical Interface and HIPOT

High Voltage Interface

[***]

Dielectric standoff and HIPOT

[***]

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

[***]

Energy Throughout

[***]

Model input criteria

[***]